EXHIBIT TO ITEM 77K OF FORM N-SAR


December 1, 2008


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:


We have read Item 77K of Form N-SAR dated
December 1, 2008, of the Coventry Group and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Ernst & Young LLP